EXHIBIT 22.1


                           SUBSIDIARIES OF REGISTRANT

                                    (Revised)

The following are subsidiaries of Trans Energy, Inc.:

         o    Arvilla,  Inc., a Nevada corporation,  100% owned by Trans Energy,
              Inc.

         o Cobham Gas Industries, Inc., a Delaware corporation, 100% owned by Prima Oil Company, Inc. that is 100% owned by Trans Energy, Inc. Cobham owns two subsidiaries, Penine Resources, and Belmont Energy, Inc.

         o Prima Oil Company, Inc. a Delaware corporation, 100% owned by Trans Energy, Inc.

         o    Ritchie   County   Gathering   Systems,   Inc.  a  West   Virginia
              corporation, 100% owned by Trans Energy, Inc.

         o Tyler Construction Company, Inc., a West Virginia corporation, 100% owned by Trans Energy, Inc.

         o    Tyler  Energy,  Inc., a Delaware  corporation  100% owned by Trans
              Energy